NEWS RELEASE	
FOR IMMEDIATE RELEASE	**Contact:** **Income Opportunity Realty Investors, Inc.** **Investor Relations** **(800) 400-6407** **investor.relations@incomeopp-realty.com**

Income Opportunity Realty Investors, Inc. Reports Second Quarter 2012 Results

DALLAS (August 14, 2012) Income Opportunity Realty Investors, Inc. (AMEX:IOT), a Dallas-based real estate investment company, today reported results of operations for the second quarter ended June 30, 2012. IOT announced today that the Company reported net income of $1.0 million or $0.24 per diluted earnings per share for the period ended June 30, 2012, as compared to a net loss of $1.5 million or $0.36 per diluted earnings per share for the same period ended 2011.

Land held for development or sale is the Company's sole operating segment. There was no income generated from this segment for the three months ended June 30, 2012, nor for the prior period ended June 30, 2011. IOT's primary source of revenue is from the interest income on $27.1 million of notes receivable due from affiliated and/or related parties.

Interest income was $1.7 million for the three months ended June 30, 2012. This represents an increase of $1.0 million as compared to the prior period interest income of $0.7 million. The increase was related to the note receivables from Unified Housing Foundation Inc., an affiliated entity. Prior to January 1, 2012, on cash flow notes where payments are based upon surplus cash from operations, accrued but unpaid interest income was only recognized to the extent that cash was received. As of January 1, 2012, due to the consistency of cash received on the surplus cash notes, we are recording interest as earned.

Property operating expenses were $14,000 for the three months ended June 30, 2012. This represents an increase of $11,000, as compared to the prior period operating expenses of $3,000. There was an increase in the land portfolio of $14,000 and a decrease in the other portfolio of $3,000. The increase in the land portfolio was due to an increase in POA fees billed for first quarter and the second quarter of 2012. The decrease in the other portfolio was due to a decrease in miscellaneous operating expenses.

General and administrative expenses were $207,000 for the three months ended June 30, 2012. This represents an increase of $25,000, as compared to the prior period general and administrative services of $182,000. There was a decrease in the land and other portfolio of $51,000 related to professional fees and cost reimbursements to our Advisor. This was offset by a net income fee due to our Advisor for $76,000 that was not due for the prior period ended June 30, 2011.

Mortgage loan and interest expense was $277,000 for the three months ended June 30, 2012. This represents a decrease of $88,000 as compared to the prior period expense of $365,000.

Earnings from unconsolidated subsidiaries and investees relate to IOT's 10.0% investment in TCI Eton Square, LP. This investment is accounted for under the equity method and recognizes its portion of the current period earnings.

About Income Opportunity Realty Investors, Inc.

Income Opportunity Realty Investors, Inc., a Dallas-based real estate investment company, holds a portfolio of equity real estate in Texas, including undeveloped land. The Company invests in real estate through direct equity ownership and partnerships. For more information, visit the Company's website at www.incomeopp-realty.com.

EXHIBIT 99.1

INCOME OPPORTUNITY REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2012	2011	2012	2011
	(dollars in thousands, except share and per share amounts)
Revenues:
Rental and other property revenues	$-	$-	$-	$-

Expenses:
Property operating expenses (including $14 and $0 for the three months and $43 and $2 for the six months ended 2012 and 2011 respectively from affiliates and related parties)	14	3	45	11
General and administrative (including $117 and $61 for the three months and $200 and $116 for the six months ended 2012 and 2011 respectively from affiliates and related parties)	207	182	360	276
Advisory fee to affiliates	205	211	402	431
Total operating expenses	426	396	807	718
Operating loss	(426)	(396)	(807)	(718)

Other income (expense):
Interest income (including $1,713 and $723 for the three months and $2,896 and $1,017 for the six months ended 2012 and 2011 respectively from affiliates and related parties)	1,713	723	2,896	1,017
Mortgage and loan interest	(277)	(365)	(552)	(646)
Earnings from unconsolidated subsidiaries and investees	(12)	(50)	(23)	(50)
Total other income	1,424	308	2,321	321
Income (loss) from continuing operations before tax	998	(88)	1,514	(397)
Income tax expense	-	(503)	(3)	(502)
Net income (loss) from continuing operations	998	(591)	1,511	(899)
Discontinued operations:
Loss from discontinued operations	-	(1,437)	(9)	(1,435)
Income tax benefit from discontinued operations	-	503	3	502
Net loss from discontinued operations	-	(934)	(6)	(933)
Net income (loss)	998	(1,525)	1,505	(1,832)

Earnings per share - basic
Income (loss) from continuing operations	$0.24	$(0.14)	$0.36	$(0.22)
Loss from discontinued operations	-	(0.22)	-	(0.22)
Net income (loss) applicable to common shares	$0.24	$(0.36)	$0.36	$(0.44)

Earnings per share - diluted
Income (loss) from continuing operations	$0.24	$(0.14)	$0.36	$(0.22)
Loss from discontinued operations	-	(0.22)	-	(0.22)
Net income (loss) applicable to common shares	$0.24	$(0.36)	$0.36	$(0.44)

Weighted average common share used in computing earnings per share	4,168,214	4,168,214	4,168,214	4,168,214
Weighted average common share used in computing diluted earnings per share	4,168,214	4,168,214	4,168,214	4,168,214

INCOME OPPORTUNITY REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)
	June 30,	December 31,
	2012	2011
	(dollars in thousands, except share and par value amounts)
Assets
Real estate land holdings, at cost	$24,511	$24,511
Total real estate	24,511	24,511

Notes and interest receivable from related parties	27,073	31,612
Less allowance for doubtful accounts	(1,826)	(1,826)
Total notes and interest receivable	25,247	29,786
Cash and cash equivalents	11	1
Investments in unconsolidated subsidiaries and investees, subject to sales contract	14	37
Receivable and accrued interest from related parties	58,206	52,160
Other assets	1,507	1,546
Total assets	$109,496	$108,041

Liabilities and Shareholders’ Equity
Liabilities:
Notes and interest payable	$28,470	$28,588
Deferred gain (from sales to related parties)	5,127	5,127
Accounts payable and other liabilities	193	125
	33,790	33,840
Commitments and contingencies:
Shareholders’ equity:
Common stock, $.01 par value, authorized 10,000,000 shares; issued 4,173,675 shares in 2012 and 2011	42	42
Treasury stock at cost, 5,461 in 2012 and 2011	(39)	(39)
Paid-in capital	61,955	61,955
Retained earnings	13,748	12,243
Total shareholders' equity	75,706	74,201
Total liabilities and shareholders' equity	$109,496	$108,041

The accompanying notes are an integral part of these financial statements.